Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510	               For Release: IMMEDIATE

News	                                       For Further Information Contact
Release	                                 Paul A McPartlin

TECH/OPS SEVCON REPORTS ANNUAL AND FOURTH QUARTER RESULTS

Southborough, Mass. November 13, 2003. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported that net income for the year ended September 30, 2003 was $83,000, or $.03 per diluted share, compared to last year's results when the Company had net income of $57,000, or $.02 per diluted share. Revenues for fiscal 2003 were $23,113,000, an increase of $1,241,000, or 6%, compared to the prior year's $21,872,000. Foreign currency fluctuations, principally the strength of the Euro and British pound compared to the US dollar, accounted for an increase of $1,885,000 in reported sales. Excluding the foreign currency impact, volumes were 3% lower than last year due to depressed conditions in most of the markets served by the Company. Operating income for fiscal 2003 was $151,000, compared to $45,000 last year. Better margins and positive foreign currency fluctuations contributed to improved operating income; however, in the current fiscal year higher engineering expense on advanced new products, lower volumesand increased inventory obsolescence adversely impacted operating income.

Fourth quarter sales were $5,369,000, a decrease of $171,000, or 3%, compared to the prior year?s $5,540,000. Foreign currency fluctuations increased reported revenues in the fourth quarter by $295,000; therefore volumes were lower than the same quarter last year by $466,000, or 8%. The fourth quarter is traditionally slow due to many customers shutting their plants for a summer vacation. Only the aerial lift and capacitor markets showed any growth compared to last year's fourth quarter, all other markets served by the Company declined. There was an operating loss of $327,000 in the fourth quarter of the current fiscal year, compared to an operating loss of $330,000 for the same quarter last year. Lower volumes, increased new product engineering expense and higher inventory obsolescence adversely impacted fourth quarter results in fiscal 2003. Better margins and positive foreign currency fluctuations contributed positively to this year's operating results. In the fourth quarter of last year the operating loss was adversely impacted by a charge of $209,000 relating to the UK pension plan. There was a net loss of $232,000 for the fourth quarter of fiscal 2003 compared to a net loss of $205,000 for the same quarter last year. The net loss per diluted share was $.07 in the fourth quarter of both fiscal 2003 and 2002.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles? batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.





Financial Highlights 2003
(in thousands except per share data)

                               Three months ended          Twelve months ended
                               ------------------          -------------------
                                 Sept 30 Sept 30             Sept 30   Sept 30
                                    2003    2002                2003      2002
                                ================           ===================
Net sales	                   $5,369  $5,540             $23,113   $21,872
                                ================           ===================
Operating income (loss)             (327)   (330)                151        45
Income before income taxes          (356)   (315)                128        88
Net income                         $(232)  $(205)                $83       $57
                                ================            ==================
Basic income per share             $(.07)  $(.07)               $.03      $.02
                                ================            ==================
Diluted income per share           $(.07)  $(.07)               $.03      $.02
                                ================            ==================
Cash dividend per share             $.03    $.03                $.12      $.30
                                ================            ==================
Average shares outstanding         3,125   3,123               3,125     3,117
                                ================            ==================



Summarized Balance Sheet Data (derived from audited statements)

		                                       (in thousands of dollars)
                                                  September 30,    September 30,
                                                      2003             2002
                                                  =============    =============
Cash, cash equivalents and short-term investments         $524              $695
Receivables                                              4,088             3,938
Inventories                                              3,999             4,137
Prepaid expenses and other current assets                  762               539
                                                   ------------    -------------
Total current assets                                     9,373             9,309
Long-term assets                                         4,361             4,212
                                                   ------------    -------------
Total assets                                           $13,734           $13,521
                                                   ============    =============

Current liabilities                                     $4,009            $3,975
Deferred taxes                                              77                93
Stockholders' Investment                                $9,648            $9,453
                                                   ------------     ------------
                                                       $13,734           $13,521
                                                   ============     ============